EXHIBIT 99.1

News Release

Craig Manson

Investor Relations

Ceridian Corporation

952/853-6022

Ceridian Posts Strong First Quarter 2005 Results

First Quarter 2005 Highlights:

•                  Human Resource Solutions posts third consecutive quarter of double digit top-line growth, with revenue of $265.2 million, up 14 percent over prior year.

•                  Comdata revenue of $92.2 million again exceeds expectations, up 13 percent over prior year.

•                  Diluted EPS of $.15 exceeds expectations, as they include a negative adjustment of $7.1 million, or $.03 per diluted share, related to the “mark-to-market” of fuel price derivatives.

•                  Cash flow from operations was $53.7 million.   Capital expenditures were $13.7 million.

•                  Cash balance increased to $254.0 million at March 31, 2005.  Debt balance reduced to $79.1 million.

MINNEAPOLIS, May 11, 2005 — Ceridian Corporation (NYSE: CEN) today reported first quarter 2005 net earnings of $22.0 million, or $.15 per diluted share, on revenue of $357.4 million.  For the first quarter of 2004, net earnings were $17.3 million, or $.11 per diluted share, on revenue of $313.9 million.

“We are pleased with the performance of both of our business units in the first quarter of 2005,” said Ronald L. Turner, chairman, president and chief executive officer of Ceridian.  “Results for the quarter were very strong when compared to the first quarter of 2004, and were better than our plan in almost every respect.   Earnings per diluted share of $.15 were two to three cents above our guided range, as they included a negative adjustment of $.03 related to fuel price derivatives.  EPS for the first quarter also included a charge of $3.3 million (or $.01 per diluted share) for severance and consolidation costs, and a loss of $2.3 million (or $.01 per diluted share) related to the sale of interest rate derivatives.

“Revenue in Human Resource Solutions (HRS) was on plan, up 14 percent over last year,” Turner continued.  “The first quarter HRS segment earnings as a percentage of revenue were 4.6 percent, compared to breakeven for the first quarter of 2004.  Excluding the interest rate derivative loss, the first quarter 2005 HRS segment earnings as a percentage of revenue were better than expected, at 5.5 percent.  The comparable HRS segment earnings as a percentage of revenue for the first quarter of 2004, excluding derivative gains of $13.7 million and accelerated trademark amortization expense of $10.2 million, were negative.  The major factors driving the year over year improvement in HRS were tighter cost controls, revenue growth, and higher interest income on float balances.

“Operationally, the HRS business performed well,” Turner said.  “Customer retention was on plan for the quarter, and spending was restrained.  The average float balance grew to a record level of $3.2 billion, up 15 percent over 2004.  As previously announced, orders in the quarter were up in the low single digits on a percentage basis, driven by a strong performance in the United States.  International orders, however, were down against a tough prior year comparison.  Customer employment levels were up modestly and in line with our plan for the quarter.

 “Comdata’s performance was better than expected,” said Turner.  “Revenue was up 13 percent over last year on continued strength in both the retail and transportation markets.  Higher fuel prices accounted for about 3 points of the year over year growth.  Demand for gift cards remains strong, and the BusinessLink product continues to gain traction.  Comdata’s segment earnings as a percentage of revenue were 25.1 percent in the quarter, but were negatively impacted by the $7.1 million adjustment related to the “mark-to-market” of fuel price derivatives.  The actual cash paid out on these contracts during the first quarter was $0.5 million.  Adjusting for the “mark-to-market” on derivatives, Comdata’s segment earnings as a percentage of revenue were above plan at 32.8 percent.

 “Cash flow for the first quarter was excellent,” Turner concluded.  “Cash flow from operations was $53.7 million, capital expenditures were $13.7 million, and depreciation and amortization expense was $20.3 million.  This strong performance resulted in a cash balance of $254.0 million at March 31, 2005, and allowed us to reduce our total debt to $79.1 million.  We intend to use some of our liquidity to resume the stock repurchase program that has been inactive since July of last year.”  The Company has over six million shares remaining under its share repurchase program.

Guidance for 2005

“Guidance for the full year is unchanged.  The strong first quarter performance, coupled with continued discipline around costs and the ongoing streamlining of our operations, gives us increased confidence that our results for the full year will fall within the range previously communicated on April 12, 2005,” said Douglas C. Neve, executive vice president and chief financial officer.

Earnings per diluted share for the full year 2005 are expected to be between $.68 and $.75.  This guidance includes the full year impact of any gains or losses on fuel price derivatives, the first quarter charge of $.01 per diluted share for severance, and the $.01 per diluted share loss on interest rate derivatives which were sold in February 2005.

Total 2005 revenue is expected to be between $1,440 million and $1,480 million.  HRS revenue for the year is expected to be between $1,060 million and $1,085 million, up approximately 10 percent over 2004.  HRS segment earnings as a percentage of revenue are expected to improve to approximately 5 percent, including the first quarter severance charge and the first quarter loss on the sale of interest rate derivatives.  New order growth is expected to accelerate throughout 2005 and end the year in double digits on a percentage basis.  Comdata revenue for 2005 is expected to be between $380 million and $395 million, up between 8 percent and 11 percent over 2004, with segment earnings as a percentage of revenue in the range of 30 percent to 32 percent.  Comdata’s revenue for the year will likely be at the higher end of the guided range if fuel prices remain at current levels.  Conversely, Comdata’s segment earnings as a percentage of revenue will likely be at the lower end of the guided range for the year if fuel prices remain at current levels, due to the impact of the fuel price derivatives that remain in effect until year end.

Cash flow from operations for the year is expected to be approximately $190 million, assuming that the impact of timing and cut-offs on working capital for the year is neutral.  Capital expenditures and depreciation and amortization are expected to be approximately $70 million and $85 million, respectively.  Cash received in February from the sale of interest rate derivatives of $21 million was recorded as cash flow from investing activities, and therefore is not included in the projected cash flow from operations.

The Company continues to hold derivative instruments tied to fuel prices.  These derivative instruments expire at the end of the year.  Therefore, quarterly results for Comdata and Ceridian as a whole could be volatile as these contracts are “marked to market” at the end of each quarter.  For the full year, however, the gain or loss on fuel price derivatives included in Comdata’s results will be approximately equal to the cash flows related to these instruments.  The quarterly guidance that follows does not attempt to predict, and does not include, any gain or loss related to the “mark to market” of Comdata’s fuel price derivative instruments.

Second quarter EPS is expected to be between $.14 and $.15 per diluted share, which is one cent below the previous guidance.  Approximately $2 million of severance costs expected to be incurred in the first quarter was actually incurred in the second quarter.  HRS revenue is expected to be between $255 million and $260 million, with seasonally lower segment earnings as a percentage of revenue between 2 percent and 3 percent. Comdata revenue is expected to be between $97 million and $100 million, with segment earnings as a percentage of revenue of approximately 30 percent.

Third quarter EPS is expected to be between $.15 and $.17 per diluted share.  HRS revenue is expected to be between $255 million and $260 million, with seasonally lower segment earnings as a percentage of revenue between 2 percent and 3 percent. Comdata revenue is expected to be between $100 million and $105 million, with segment earnings as a percentage of revenue of approximately 31 percent.

Fourth quarter EPS is expected to be between $.23 and $.26 per diluted share.  HRS revenue is expected to be between $285 million and $295 million, with seasonally higher segment earnings as a percentage of revenue of 10 percent to 11 percent. Comdata revenue is expected to be between $95 million and $100 million, with segment earnings as a percentage of revenue of 31 percent to 32 percent.

First Quarter 2005 Form 10-Q

The Company is working diligently on completing its consolidated financial statements for the first quarter of 2005, and will file its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2005, with the Securities and Exchange Commission as soon as practicable.

Earnings Teleconference Webcast

Investors are invited to listen to a teleconference discussing the matters addressed in this press release, live via the Internet at 9:00 a.m. (EDT) on Wednesday, May 11, 2005.  The webcast can be accessed through the Investor Relations section of Ceridian’s website at www.ceridian.com.  A replay of the call will also be available at the same address beginning at 11:00 a.m. (EDT) on May 11, 2005.

Ceridian Corporation (www.ceridian.com) is an information services company serving businesses and employees in the United States, Canada and Europe.  Ceridian is one of the top human resources outsourcing companies in each of its markets, and offers a broad range of human resource services, including payroll, benefits administration, tax compliance, HR information systems and employee advisory programs.  Through its Comdata subsidiary, Ceridian is a major payment processor and issuer of credit cards, debit cards and stored value cards, primarily for the trucking and retail industries in the United States.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Ceridian Corporation contained in this release that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” “expects,” “anticipates,” “estimates,” “believes” or “plans,” or comparable terminology, are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to Ceridian that could cause such material differences are identified and discussed from time to time in Ceridian’s filings with the Securities and Exchange Commission, including matters arising from the SEC investigation, the change in SVS revenue recognition policy, the change in accounting for leases, derivative securities and other items, the investigation conducted by the Audit Committee, the pending shareholder litigation, the failure to timely comply with Section 404 of the Sarbanes-Oxley Act of 2002, volatility associated with Comdata’s fuel price derivative contracts and  those factors which are discussed in Ceridian’s Annual Report on Form 10-K, for the year ended December 31, 2004, which factors are also incorporated herein by reference.

Ceridian undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any future disclosure Ceridian makes on related subjects in future reports to the SEC.

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Schedule A
CONSOLIDATED STATEMENTS OF OPERATIONS	Ceridian Corporation
(Dollars in millions, except per share data)	and Subsidiaries
(Unaudited)

	For Periods Ended March 31,
	Three Months
	2005	2004

Revenue	$357.4	$313.9
Costs and Expenses
Cost of revenue	192.9	177.2
Selling, general and administrative	114.1	117.2
Research and development	6.5	4.6
(Gain) loss on derivative instruments	9.5	(13.7)
Other expense (income)	(1.0)	1.2
Interest income	(1.4)	(0.5)
Interest expense	1.6	1.1
Total costs and expenses	322.2	287.1

Earnings before income taxes	35.2	26.8

Income tax provision	13.2	9.5

Net earnings	$22.0	$17.3

Earnings per share
Basic	$0.15	$0.12
Diluted	$0.15	$0.11

Shares used in calculations (in thousands)
Weighted average shares (basic)	149,637	149,250
Dilutive securities	1,025	2,422
Weighted average shares (diluted)	150,662	151,672

Schedule B

CONDENSED CONSOLIDATED BALANCE SHEETS	Ceridian Corporation
(Unaudited)	and Subsidiaries
(Dollars in millions)

	March 31,	December 31,
	2005	2004

Cash and equivalents	$254.0	$220.7
Trade and other receivables, net	547.5	505.7
Other assets	1,361.5	1,384.5
Total assets before customer funds	2,163.0	2,110.9
Customer funds	4,896.0	4,096.0
Total assets	$7,059.0	$6,206.9

Debt	$79.1	$100.7
Drafts and settlements payable	187.0	153.4
Other liabilities	600.1	589.9
Total liabilities before customer funds obligations	866.2	844.0
Customer funds obligations	4,885.7	4,067.2
Total liabilities	5,751.9	4,911.2
Stockholders’ equity	1,307.1	1,295.7
Total liabilities and stockholders’ equity	$7,059.0	$6,206.9

Schedule C

Ceridian Corporation and Subsidiaries

Revenue Comparisons

(Dollars in millions)

	First Quarter
	2005	2004

HRS	$265.2	$232.4
Comdata	92.2	81.5

Total revenue	$357.4	$313.9

Ceridian Corporation and Subsidiaries

Earnings Comparisons

(Dollars in millions)

	First Quarter
	2005		2004

		% of		% of
		Segment		Segment
		Revenue		Revenue

HRS	$12.3	4.6%	$0.5	0.2%
Comdata	23.1	25.1%	26.9	32.9%

Earnings before interest and taxes	35.4		27.4

Interest, net (not allocated to business units)	(0.2)		(0.6)

Earnings before income taxes	$35.2		$26.8

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